Exhibit 10.25

KNIGHT CAPITAL GROUP, INC.

2006 EQUITY INCENTIVE PLAN

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

This Performance Restricted Stock Unit Agreement (this “Agreement”) is executed and delivered as of the initial Grant Date by and between Knight Capital Group, Inc. (the “Company”) and the Grantee. Except as set forth below, (1) this Agreement is made under and subject to the provisions of the Knight Capital Group, Inc. 2006 Equity Incentive Plan (the “Plan”), and all of the provisions of the Plan are also provisions of this Agreement, (2) if there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern, and (3) except with respect to the determination of the number of Shares granted on the respective Grant Dates, if there is a conflict between the provisions of this Agreement and the provisions of the Employment Letter Agreement entered into between the Company and the Grantee on December 24, 2008 (the “Employment Agreement”), the provisions of the Employment Agreement shall govern. Notwithstanding the above, the provisions of the Employment Agreement and this Agreement shall set forth the sole circumstances pursuant to which an Award (as defined below) shall vest and shall override any provision of the Plan to the contrary, including any provision that provides for vesting upon retirement, or any prior agreement between the Grantee and the Company, including any provision related to vesting upon death or disability.

Name of Grantee:	Thomas M. Joyce

Restricted Stock Units: (the “Stock Units”)	1,500,000 Stock Units (the “Award”).

Grant Dates:	731,038 Stock Units: December 31, 2008 768,962 Stock Units: January 2, 2009

Dates Upon Which Restrictions Lapse: (the “Restricted Period”) (subject to accelerated lapse of restrictions as set forth in Sections 3 and 4 of this Agreement)

First Tranche: The Award as it relates to 500,000 Stock Units (the “First Tranche”) shall vest in four equal installments on December 31, 2009, 2010, 2011, and 2012, provided that no installment shall vest, and the entire First Tranche shall be forfeited, if neither the Company’s pre-tax income for calendar year 2009 nor 2010 (in each case determined based on the Company’s audited financial statements in a manner consistent with past practice, without regard to non-operating and extraordinary items) is positive.

Second Tranche: The Award as it relates to 500,000 Stock Units (the “Second Tranche”) shall vest when the per share price of the Company’s Class A Common Stock, $.01 par value (a “Share”) has closed at or above $25 per share for ten consecutive trading days or 15 trading days during any 20-day trading period, provided that if such condition is not met by December 31, 2012, the Second Tranche shall be forfeited.

Third Tranche:    The Award as it relates to 500,000 Stock Units (the “Third Tranche”) shall vest when the Company’s per Share price has closed at or above $30 for ten consecutive trading days or 15 trading days during any 20-day trading period, provided that if such condition is not met by December 31, 2012, the Third Tranche shall be forfeited.

Notwithstanding the above, except as provided in Section 4 of this Agreement, in no event shall the Restricted Period lapse with respect to any Stock Units prior to the first anniversary of the Grant Date.

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The Grantee and the Company hereby agree as follows:

1.	The Company, pursuant to the Plan, which is incorporated herein by reference, and subject to the terms and conditions thereof, hereby grants to the Grantee the above mentioned Stock Units. Capitalized terms used herein that are not defined shall have the meanings assigned to such terms set forth in the Plan.

2.	Except (a) as set forth in Section 3 or 4 of this Agreement or (b) if the Grantee elects to defer the settlement of the Stock Units in accordance with Section 409A of the Code and the policies and procedures established by the Company, on the date on which the restrictions applicable to the Stock Units shall lapse (within five business days following such date) the Company shall deliver to the Grantee, for each Stock Unit on which such restriction lapsed, a Share.

All restrictions imposed on Stock Units shall lapse upon the expiration of the Restricted Period applicable to such Stock Units (as indicated above), provided that, except as set forth in Section 3 or 4 of this Agreement, the Grantee is employed by the Company on such date.

3.	Termination of Employment.

(a)	First Tranche; Termination without Cause or for Good Reason.

(i)	In the event of the Grantee’s termination without Cause or resignation for Good Reason (each as defined in the Employment Agreement), in each case, following the first anniversary of the Grant Date, (i) 50% of the unvested portion of the First Tranche (such 50%, the “Initial Vesting First Tranche”) shall vest and be delivered within 15 days following the Release Date (as defined in the Employment Agreement), and (ii) the remaining 50% (such 50%, the “Delayed Vesting First Tranche”) shall vest and be delivered on the earlier of the date that is six months following such termination of employment or March 15 of the year following the year of such termination, provided that the Grantee executes and does not revoke a release of claims in accordance with Section 7(b)(vii) of the Employment Agreement. Notwithstanding the above, in each case, the vesting and delivery of Shares in respect of the First Tranche shall be conditional upon, and in no event occur until, a determination that the performance criteria related to pre-tax income has been satisfied.

(ii)	Notwithstanding anything to the contrary in this Agreement, the Grantee’s right to the vesting/delivery and payments in respect of the Delayed Vesting First Tranche shall be conditional upon the Grantee not, during the six (6) month period following termination of the Grantee’s employment, directly or indirectly (including on behalf of another person), hiring or attempting to hire any person who is employed by the Company or its Affiliates at any time after the date that is six (6) months prior to the date of the Grantee’s termination, or otherwise induce any such person to terminate his or her employment with the Company or its Affiliates (the “Non-solicit Covenant”). If the Grantee violates the Non-solicit Covenant, the Stock Units subject to the First Tranche that have not yet vested shall be forfeited and the Grantee shall immediately return to the Company any Shares received by the Grantee in respect of the vesting of the Stock Units subject to the First Tranche.

(iii)	In the event of the Grantee’s termination of employment for any reason other than as set forth in Section 3(a)(i) or 3(b) of this Agreement, the First Tranche, to the extent not yet vested shall be forfeited.

(b)	First Tranche; Termination due to the death or Disability. In the event of the Grantee’s termination due to death or Disability (as defined in the Employment Agreement), in each case, following the first anniversary of the Grant Date, any unvested portion of the First Tranche shall vest and be delivered within 15 days following the Grantee’s termination of employment. Notwithstanding the above, in each case, the vesting and delivery of Shares in respect of the First Tranche shall be conditional upon, and in no event occur until, a determination that the performance criteria related to pre-tax income has been satisfied.

(c)	Second Tranche and Third Tranche. Upon the Grantee’s termination of employment for any reason, the Second Tranche and the Third Tranche, to the extent not yet vested shall be forfeited.

(d)	Termination for Cause. Notwithstanding anything to the contrary herein, if the Grantee’s employment is terminated for Cause (as defined in the Employment Agreement), any right to Shares not yet delivered shall be forfeited.

4.	Change in Control.

(a)	First Tranche. Notwithstanding the provisions of Section 11.4 of the Plan to the contrary, upon a Change in Control (as defined below), the First Tranche shall immediately vest.

(b)	Second and Third Tranche. Notwithstanding the provisions of Section 11.4 of the Plan to the contrary, upon a Change in Control, the Second Tranche shall vest only if the Change in Control Price (as defined below) is at least $25, and the Third Tranche shall vest only if the Change in Control Price is at least $30, provided that if the Change in Control Price is more than $25, but less than $30, such percentage of the Third Tranche shall vest as is equal to a fraction, expressed as a percentage, the numerator of which is the difference between the Change in Control Price and $25, and the denominator of which is $5. If (A) in connection with any Change in Control, all or substantially all of the outstanding Shares are converted to or otherwise purchased for cash, the right to any Second Tranche and Third Tranche Shares that do not vest as a result of such Change in Control shall be forfeited and (B) in connection with any Change in Control all or substantially all of the outstanding Shares are converted to securities of another entity, any Second Tranche and/or Third Tranche Shares that do not vest as a result of such Change in Control shall remain outstanding and the number and type of Shares subject to and the performance goals with respect to such Incentive Awards shall be adjusted in accordance with Article XI of the Plan.

(c)	Definitions.

(i)	“Change in Control” shall have the meaning set forth in Section 11.4 of the Plan, provided that for determining the vesting of the Second Tranche or Third Tranche, “twenty percent (20%)” in Section 11.4(i) of the Plan shall be deemed replaced by “forty percent (40%).”

(ii)	“Change in Control Price” shall mean (i) in the case of a stock-for-stock transaction (or a transaction in which Shares are exchanged for a mix of cash and stock), the higher of (x) the reported sales price, regular way, of a Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ on the date of the announcement of the transaction which results in such Change in Control or (y) the highest sales price, as so reported, during the 30-day period prior to and including the date of a Change in Control, or (ii) if the Change in Control is the result of a tender or exchange offer or an all cash Business Combination (as defined in the Plan), the highest price per Share paid in such tender or exchange offer or Business Combination.

5.	The Stock Units shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares or other change in capitalization with a similar substantive effect upon the Plan, the Shares or the Stock Units in accordance with Article XI of the Plan.

6.	The Grantee shall have no rights as a stockholder of the Company, no dividend rights (except as expressly provided below) and no voting rights, with respect to the Stock Units and any Shares underlying or issuable in respect of such Stock Units until such Shares are actually issued to and held of record by the Grantee. Notwithstanding the above, upon the payment of any Stock Unit subject to the Award pursuant to this Agreement, the Company shall pay the Grantee an amount in cash equal to the aggregate amount of the ordinary cash dividends (if any) paid by the Company on a Share for which the related dividend payment record date(s) occurred on or after the date the Award was granted and on or before the date such Stock Unit became vested pursuant to the terms hereof. (The right to receive such payment is referred to herein as a “Dividend Equivalent Right”). For purposes of clarity, no interest shall accrue with respect to the period between the dividend payment record date and the date of payment of any Dividend Equivalent Rights, and no Dividend Equivalent Rights shall be paid with respect to any Stock Units that terminate pursuant to Section 3.

7.	The Company shall withhold all applicable taxes required by law from all amounts paid in respect of the Stock Units upon the vesting of, or lapse of restrictions on, or payment of, any or all of the Stock Units. The Grantee may satisfy the withholding obligation by paying the amount of any taxes in cash, an immediate resale of Shares to be delivered, or, with the consent of the Committee (which shall not be unreasonably withheld), Shares may be deducted from the payment to satisfy the obligation in full or in part. The amount of the withholding and the number of Shares to be deducted shall be determined by the Committee with reference to the Fair Market Value of the Shares when the withholding is required to be made.

8.	Except with the consent of the Committee, no Stock Units shall be assignable or transferable except by will or by the laws of descent and distribution while such Stock Units remain subject to a Restricted Period. In addition, Shares delivered in respect of Stock Units granted under this Agreement shall be subject to the transfer restrictions, and exceptions to such restrictions, set forth in Sections 5(e) and 12 of the Employment Agreement.

9.	Nothing herein shall obligate the Company or any Subsidiary or Affiliate of the Company to continue the Grantee’s service for any particular period or on any particular basis of compensation.

10.	Except as otherwise set forth in this Agreement, the obligation of the Company to deliver Shares or cash in respect of Stock Units granted under this Agreement is specifically subject to all provisions of the Plan and all applicable laws, rules, regulations and governmental and stockholder approvals.

11.	Any notice by the Grantee to the Company hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by the Company at its principal offices. Any notice by the Company to the Grantee shall be in writing and shall be deemed duly given if mailed to the Grantee at the address last specified to the Company by the Grantee.

12.	No change or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto.

13.	The validity and construction of this Agreement shall be governed by the laws of the State of Delaware.

14.	This Agreement, together with the Plan and the Employment Agreement, sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto regarding the Stock Units, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them regarding the Stock Units other than as set forth herein or therein.

15.	The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code (the “Code”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. This Agreement shall be subject to the provisions of Sections 17(a) and 17(b) of the Employment Agreement.

By signing this Agreement, the Grantee accepts and agrees to all of the foregoing terms and provisions and to all of the terms and provisions of the Plan and the Employment Agreement incorporated herein by reference, and confirms that he has received a copy of the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized representative and the Grantee has hereunto set his hand as of the Grant Date.

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Steven Bisgay
Name:	Steven Bisgay
Title:	Senior Managing Director and Chief Financial Officer

/s/ Thomas M. Joyce
Thomas M. Joyce

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